Contacts:	Progenics Pharmaceuticals, Inc.: Dory A. Kurowski Director Corporate Affairs (914) 789-2818 dkurowski@progenics.com Media Contact: Aimee Corso WCG (310) 780-2661 acorso@wcgworld.com

PROGENICS PRESENTS NOVEL MONOCLONAL ANTIBODIES AGAINST CLOSTRIDIUM DIFFICILE AT THE AMERICAN SOCIETY FOR MICROBIOLOGY CONFERENCE

-- Antitoxin antibodies demonstrated positive activity in laboratory and animal models of C. difficile-associated disease --

Tarrytown, NY and San Diego, CA, May 27, 2010 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced the presentation of preclinical data on novel monoclonal antibodies against toxins produced by the bacterium Clostridium difficile (C. difficile).  The monoclonal antibodies effectively neutralized the cell-killing activities of the toxins in vitro and significantly improved survival in a stringent animal model of C. difficile infection.   C. difficile is the leading cause of hospital-acquired diarrhea in the United States and represents a growing global public health challenge.  The monoclonal antibodies were identified as part of the Company’s ongoing drug discovery efforts in infectious diseases. The data were presented today at the 110th General Meeting of the American Society for Microbiology in San Diego.

C. difficile-associated disease typically occurs when an individual is exposed to this pathogen while taking antibiotics, since a course of antibiotic treatment can disrupt the normal intestinal bacteria and provide an opportunity for infection in the colon.  The C. difficile bacteria produce two toxins, A and B, that can damage cells that line the colon, and can result in mild-to-severe diarrhea and, in some cases, potentially life-threatening inflammation of the colon.

“The discovery of novel monoclonal antibodies to C. difficile toxins leverages our expertise in antibody development, infectious diseases and gastroenterology,” stated Paul J. Maddon, M.D., Ph.D., Founder, Chief Executive Officer and Chief Science Officer of Progenics. “Our antibodies represent a non-antibiotic treatment strategy that is designed to block the harmful effects of the toxins while allowing the colon to heal naturally and become repopulated with normal bacteria.  We look forward to completing additional preclinical studies in order to select the optimal antibodies for development.”

C. difficile antibodies: Summary of results

A panel of novel murine antitoxin A and antitoxin B monoclonal antibodies was generated by Progenics scientists.  The monoclonal antibodies demonstrated toxin-neutralizing activity at nanogram per mL concentrations in in vitro studies.  A combination of an antitoxin A antibody and an antitoxin B antibody was tested in an animal model of C difficile-associated disease (CDAD). In the study, animals (n=8/group) were infected with C. difficile in the presence or absence of antibody therapy.  Murine antibodies were used in the animal study.  Following exposure to C. difficile, untreated animals survived for three days or less.  In contrast, all animals treated with Progenics’ antibodies survived to the end of the 37-day study (P<0.0001).

Humanized forms of the murine antitoxin antibodies were generated and tested in vitro for toxin-neutralizing activity against a panel of conventional and hypervirulent strains of C. difficile.  Progenics’ humanized antibodies were tested alongside the parent murine antitoxin antibodies and alongside active comparator antitoxin antibodies, CDA1 and CDB1.  Humanized and murine forms of Progenics’ antibodies demonstrated similar toxin-neutralizing activity in vitro.

The poster, entitled, “Novel Monoclonal Antibodies for Treatment of Clostridium difficile-Associated Disease,” is scheduled for presentation on Thursday, May 27th by Dangshe Ma, Ph.D., Associate Director, Biologics Discovery at Progenics.

About Clostridium difficile and C. difficile-associated disease

Clostridium difficile is a spore-forming bacterium that can invade the intestines and cause severe diarrhea, colitis (inflammation of the large intestine), toxic megacolon (severe inflammation and distention of the large intestine), sepsis (life-threatening infection in the bloodstream), bowel perforation and, in the most serious cases, death.  The bacterium produces spores that can survive outside the body for months and are resistant to commonly used cleaning agents.  The primary risk factor for C. difficile-associated disease (CDAD) is the use of broad-spectrum antibiotics, as they can disrupt normal gastrointestinal flora, promoting C. difficile overgrowth.  C. difficile typically affects older or severely ill patients who are hospital inpatients or residents of long-term-care facilities. Current treatments for CDAD include metronidazole and vancomycin; however, there is increasing risk for treatment failure and disease recurrence.  The incidence and severity of CDAD are increasing due in part to the emergence of hypervirulent strains (designated BI/NAP1/027), which produce approximately 20-fold higher amounts of toxins A and B.

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About Progenics

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward supportive care, oncology and virology. Progenics is developing RELISTOR® (methylnaltrexone bromide) for the treatment of opioid-induced side effects. RELISTOR is now approved in over 40 countries, including the U.S., Canada, the European Union, Latin America countries and Australia. Progenics is pursuing strategic alternatives for RELISTOR, including licensing, collaboration, strategic alliances and U.S. commercialization or co-promotion, following termination of its 2005 collaboration with Wyeth Pharmaceuticals, which is continuing manufacturing, sales, marketing, and certain development and regulatory activities for RELISTOR during the transition. Ono Pharmaceutical Co., Ltd. has an exclusive license from Progenics for development and commercialization of subcutaneous RELISTOR in Japan. In oncology, the Company is conducting a phase 1 clinical trial of a human monoclonal antibody-drug conjugate (ADC) for the treatment of prostate cancer--a selectively targeted chemotherapeutic antibody directed against prostate-specific membrane antigen. PSMA is a protein found on the surface of prostate cancer cells as well as in blood vessels supplying other solid tumors. Progenics is also conducting phase 1 clinical trials with vaccines designed to treat prostate cancer by stimulating an immune response to PSMA in immunized subjects. Progenics is also developing novel multiplex PI3-Kinase inhibitors as a potential strategy to combat some of the most aggressive forms of cancer. In virology, Progenics is developing the viral-entry inhibitor PRO 140, a humanized monoclonal antibody which binds to co-receptor CCR5 to inhibit human immunodeficiency virus (HIV) infection. PRO 140 is currently in phase 2 clinical testing. The Company's hepatitis C virus discovery program seeks to identify novel inhibitors of HCV entry.

PROGENICS DISCLOSURE NOTICE: This document contains statements that do not relate strictly to historical fact, any of which may be forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. When we use the words “anticipates,” “plans,” “expects” and similar expressions, we are identifying forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. While it is impossible to identify or predict all such matters, these differences may result from, among other things, the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and product candidates, including the risks that clinical trials will not commence or proceed as planned; products appearing promising in early trials will not demonstrate efficacy or safety in larger-scale trials; clinical trial data on our products and product candidates will be unfavorable; our products will not receive marketing approval from regulators or, if approved, do not gain sufficient market acceptance to justify development and commercialization costs; competing products currently on the market or in development might reduce the commercial potential of our products; we, our collaborators or others might identify side effects after the product is on the market; or efficacy or safety concerns regarding marketed products, whether or not originating from subsequent testing or other activities by us, governmental regulators, other entities or organizations or otherwise, and whether or not scientifically justified, may lead to product recalls, withdrawals of marketing approval, reformulation of the product, additional pre-clinical testing or clinical trials, changes in labeling of the product, the need for additional marketing applications, declining sales or other adverse events.

We are also subject to risks and uncertainties associated with the actions of our corporate, academic and other collaborators and government regulatory agencies, including risks from market forces and trends; potential product liability; intellectual property, litigation, environmental and other risks; the risk that we may not be able to enter into favorable collaboration or other relationships or that existing or future relationships may not proceed as planned; the risk that current and pending patent protection for our products may be invalid, unenforceable or challenged, or fail to provide adequate market exclusivity, or that our rights to in-licensed intellectual property may be terminated for our failure to satisfy performance milestones; the risk of difficulties in, and regulatory compliance relating to, manufacturing products; and the uncertainty of our future profitability.

Risks and uncertainties also include general economic conditions, including interest and currency exchange-rate fluctuations and the availability of capital; changes in generally accepted accounting principles; the impact of legislation and regulatory compliance; the highly regulated nature of our business, including government cost-containment initiatives and restrictions on third-party payments for our products; trade buying patterns; the competitive climate of our industry; and other factors set forth in our Annual Report on Form 10-K and other reports filed with the U.S. Securities and Exchange Commission. In particular, we cannot assure you that RELISTOR will be commercially successful or be approved in the future in other formulations, indications or jurisdictions, or that any of our other programs will result in a commercial product.

We do not have a policy of updating or revising forward-looking statements and we assume no obligation to update any statements as a result of new information or future events or developments. It should not be assumed that our silence over time means that actual events are bearing out as expressed or implied in forward-looking statements.

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